[ARTHUR ANDERSON LLP LETTERHEAD]

                                                                    EXHIBIT (15)



To Consumers Energy Company:

         We are aware that Consumers Energy Company has incorporated by references in this registration statement its Form 10-Q for the quarter ended March 31, 1998 and its Form 10-Q for the quarter ended June 30, 1998, which include our reports dated May 11, 1998 and August 11, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


                                                      Arthur Anderson LLP


Detroit, Michigan
     October 12, 1998